Exhibit 3.16

LLC-1011 (07/04)	COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF A
DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1.	The name of the limited liability company is

Guitar Center Gift Card Company, LLC

2.	A. The name of the limited liability company’s initial registered agent is

Corporation Service Company

B. The registered agent is (mark appropriate box):

(1) an INDIVIDUAL who is a resident of Virginia and
☐ a member or manager of the limited liability company.
☐ a member or manager of a limited liability company that is a member or manager of the limited liability company.
☐ an officer or director of a corporation that is a member or manager of the limited liability company.
☐ a general partner of a general or limited partnership that is a member or manager of the limited liability company.
☐ a trustee of a trust that is a member or manager of the limited liability company.
☐ a member of the Virginia State Bar.

OR

(2)	☒ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

3.	The limited liability company’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

11 South 12th Street, P.O. Box 1463
(number/street)

Richmond	VA	23218
(city or town)		(zip)

which is located in the ☒ city or ☐ county of Richmond

4.	The limited liability company’s principal office address, including the street and number, if any, is

c/o Guitar Center, Inc., 5795 Lindero Canyon Road
(number/street)

Westlake Village	CA	91360
(city or town)	(state)	(zip)

5.	Organizer:

/s/ Anthony J. Richmond	August 9, 2004
(signature)	(date)

Anthony J. Richmond	(650) 463-2643
(printed name)	telephone number (optional)